Exhibit 99.1

1245 “Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061

Contact:    Patrick E. Beans
       Chief Financial Officer
       402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES
FIRST QUARTER 2011 RESULTS

Quarterly Revenue, Income and Earnings Per Share Set All-Time Record.
Net New Sales Increase 92%

LINCOLN, Nebraska (May 03, 2011) — National Research Corporation (NASDAQ:NRCI) today announced results for the first quarter 2011.

•	Quarterly revenue up 14% to $19.8 million
•	Quarterly net income up 10% to $3.5 million
•	Quarterly diluted earnings per share of $0.51, up 9%
•	Total Contract Value reaches $76.6 million, up 24%

Commenting on the first quarter results, Michael D. Hays, president and chief executive officer of National Research Corporation, said, “Against a strong comparable quarter in 2010, our first quarter of 2011 was very rewarding and set a number of records.  We continue to achieve large increases in new sales as a result of the compelling value proposition of our subscription-based offerings, supported by investments made to expand our sales force.  Our sales growth is also attributed to the Company’s unique position with a clear differentiated portfolio that directly meets the industry need, driven by healthcare reform, for cross-continuum expertise.

Revenue for the quarter ended March 31, 2011, was $19.8 million, compared to $17.4 million for the same quarter in 2010.  Net income for the quarter ended March 31, 2011, was $3.5 million, or $.52 per basic and $.51 per diluted share, compared to $3.1 million for the first quarter 2010, or $0.47 per basic and diluted share.

In closing, Patrick E. Beans, chief financial officer of National Research Corporation, said, “As evidenced by our sales traction, subscription-based offerings are finding great market acceptance, even though such contracts often push revenue to outlying periods.”

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NRCI Announces First Quarter 2011 Results

May 3, 2011

    A listen-only simulcast of National Research Corporation’s 2011 first quarter conference call will be available online at www.earnings.com on May 4, 2011, beginning at 11:00 a.m. Eastern time.  The online replay will follow approximately one hour later and continue for 30 days.

           National Research Corporation, headquartered in Lincoln, Nebraska, is a leading provider of performance measurement, improvement services, and governance education to the healthcare industry in the United States and Canada.

This press release includes “forward-looking” statements related to the Company that can generally be identified as describing the Company’s future plans, objectives or goals.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated.  These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  For further information about the factors that could affect the Company’s future results, please see the Company’s filings with the Securities and Exchange Commission.

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NRCI Announces First Quarter 2011 Results

May 3, 2011

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2011	2010

Revenue	$19,791	$17,370

Operating expenses:
Direct expenses	6,758	6,456
Selling, general and administrative	6,090	4,469
Depreciation and amortization	1,243	1,098
Total operating expenses	14,091	12,023

Operating income	5,700	5,347

Other income (expense), net:
Interest income	2	1
Interest expense	(169)	(98)
Other, net	(29)	(43)

Total other income (expense), net	(196)	(140)

Income before income taxes	5,504	5,207
Provision for income taxes	2,048	2,079

Net income	$3,456	$3,128

Net income per share, basic	$0.52	$0.47
Net income per share, diluted	$0.51	$0.47

Weighted average shares outstanding:
Basic	6,654	6,640
Diluted	6,809	6,711

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NRCI Announces First Quarter 2011 Results

May 3, 2011

NATIONAL RESEARCH CORPORATION
Unaudited Consolidated Condensed Balance Sheets
(Dollars in thousands)

	March. 31,	Dec. 31,
	2011	2010
ASSETS

Current Assets:
Cash and cash equivalents	$3,316	$3,519
Accounts receivable, net	12,925	9,172
Income taxes recoverable	713	1,277
Other current assets	3,432	3,373
Total current assets	20,386	17,341

Net property and equipment	14,227	14,482
Other, net	63,595	63,947

Total Assets	$98,208	$95,770

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$2,599	$3,872
Deferred revenue	18,759	17,701
Accrued compensation	2,526	2,750
Notes payable	1,843	1,827
Total current liabilities	25,727	26,150

Non-current liabilities	21,345	21,036

Total Liabilities	47,072	47,186

Shareholders’ Equity:
Common stock, $0.001 par value; 20,000,000 shares authorized;
issued 8,091,985 in 2011 and 8,044,855 in 2010;
outstanding 6,713,407 in 2011 and 6,668,574 in 2010	8	8
Additional paid-in capital	29,392	28,970
Retained earnings	43,322	41,343
Accumulated other comprehensive income	1,333	1,108
Treasury stock	(22,919)	(22,845)
Total shareholders’ equity	51,136	48,584
Total liabilities and shareholders’ equity	$98,208	$95,770

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